                       EXHIBIT 23.02


               CONSENT OF KPMG PEAT MARWICK LLP

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             CONSENT OF INDEPENDENT ACCOUNTANTS





The Board of Directors
J. Baker, Inc.


We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the J. Baker, Inc. 1994 Equity Incentive Plan of our report dated March 10, 1995 relating to the consolidated balance sheets of J. Baker, Inc. and subsidiaries as of January 28, 1995 and January 29, 1994 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended January 28, 1995 which report is included in the Company's Annual Report of Form 10-K filed pursuant to the Securities Exchange Act of 1934 for the year ended January 28, 1995.






                                    KPMG PEAT MARWICK LLP


Boston, Massachusetts
June 23, 1995